Exhibit 23.2

809 Glen Eagles Court Suite 200 Baltimore, MD 21286 P 410.823.8000 F 410.296.4815 dhgllp.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Shore Bancshares, Inc.

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-225614) of Shore Bancshares, Inc., of our report dated March 16, 2017, with respect to the consolidated financial statements of Shore Bancshares, Inc. as of and for the year ended December 31, 2016, which report appears in Shore Bancshares, Inc.’s Annual Report on Form 10-K, for the year ended December 31, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Dixon Hughes Goodman, LLP

Baltimore, Maryland

August 31, 2018